Exhibit 99.1

Anixa Biosciences, Inc. 3150 Almaden Expressway Suite 250 San Jose, CA 95118 408.708.9808 NASDAQ: ANIX

Anixa Biosciences Expands Partnership with Cleveland Clinic to Develop Additional Cancer Vaccines

– Company currently collaborates with Cleveland Clinic on breast cancer and ovarian cancer vaccines –

SAN JOSE, Calif., May 8, 2024 /PRNewswire/ -- Anixa Biosciences, Inc. (“Anixa” or the “Company”) (NASDAQ: ANIX), a clinical-stage biotechnology company focused on the treatment and prevention of cancer, today announced that it has entered into a joint development agreement with Cleveland Clinic to develop novel vaccines for various cancer types. Cleveland Clinic is currently conducting a Phase 1 clinical trial targeting triple negative breast cancer (TNBC), the most aggressive and lethal form of breast cancer, and an ovarian cancer vaccine is in pre-clinical development in collaboration with the National Cancer Institute.

The vaccines focus on a novel scientific mechanism never used before in a cancer vaccine. By developing vaccines that immunize against “retired” proteins found to be expressed in specific forms of cancer, the researchers are investigating if certain cancer cells can be destroyed as they arise, and ultimately prevent tumors from forming. The vaccines were developed at Cleveland Clinic and licensed to Anixa Biosciences. Cleveland Clinic is entitled to royalties and other commercialization revenues from the Company.

The research under this new JDA will be led at Cleveland Clinic by Thaddeus Stappenbeck, MD, PhD, Department Chair of Inflammation and Immunity, and will include Justin Johnson, PhD, one of the co-inventors of the breast and ovarian cancer vaccines along with the late Vincent Tuohy, PhD.

Anixa Chairman and CEO Dr. Amit Kumar stated, “Cleveland Clinic is a valued partner to Anixa in the development of both breast and ovarian cancer vaccines. The progress we’ve made to date in the breast cancer vaccine program, including promising preliminary data, drives our confidence in pursuing research and development for additional vaccines and cancer types using the same technology platform. Assuming the breast cancer clinical studies continue to exhibit positive results, we believe the search for ‘retired’ protein antigens will be pursued by many cancer researchers. We are seeking to maintain our lead in this potentially game-changing arena of cancer research.”

“We look forward to expanding our relationship with Anixa in this endeavor,” said Dr. Stappenbeck. “As we begin the discovery effort to evaluate which cancer types will be best for targeting, we hope to address many intractable cancers, including high incidence malignancies in the lung, colon, and prostate.”

Company Presentation

Dr. Kumar will be presenting an overview of the Company, its clinical programs, and more information on the expansion of its cancer vaccine program with Cleveland Clinic at the Sidoti Micro-Cap Virtual Conference on May 9, 2024. All interested parties are invited to attend the conference.

Conference details:

Presentation:	Thursday, May 9, 2024, at 11:30 am ET*
Presentation link:	Click here to register; available via Zoom
Conference registration:	Available on the conference website

The presentation will be available here on the Company’s website after the conference.

*The presentation date and time are subject to change. Participants should refer to the final program agenda for up-to-date information.

About Anixa Biosciences, Inc.

Anixa is a clinical-stage biotechnology company focused on the treatment and prevention of cancer. Anixa’s therapeutic portfolio consists of an ovarian cancer immunotherapy program being developed in collaboration with Moffitt Cancer Center, which uses a novel type of CAR- T, known as chimeric endocrine receptor T-cell (CER-T) technology. The Company’s vaccine portfolio includes a novel vaccine being developed in collaboration with Cleveland Clinic to prevent breast cancer – specifically triple negative breast cancer (TNBC), the most lethal form of the disease – as well as a vaccine to prevent ovarian cancer. These vaccine technologies focus on immunizing against “retired” proteins that have been found to be expressed in certain forms of cancer. Anixa’s unique business model of partnering with world-renowned research institutions on clinical development allows the Company to continually examine emerging technologies in complementary fields for further development and commercialization. To learn more, visit www.anixa.com or follow Anixa on Twitter, LinkedIn, Facebook and YouTube.

Forward-Looking Statements: Statements that are not historical fact may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical facts, but rather reflect Anixa’s current expectations concerning future events and results. We generally use the words “believes,” “expects,” “intends,” “plans,” “anticipates,” “likely,” “will” and similar expressions to identify forward-looking statements. Such forward-looking statements, including those concerning our expectations, involve risks, uncertainties and other factors, some of which are beyond our control, which may cause our actual results, performance or achievements, or industry results, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. These risks, uncertainties and factors include, but are not limited to, those factors set forth in “Item 1A - Risk Factors” and other sections of our most recent Annual Report on Form 10-K as well as in our Quarterly Reports on Form 10- Q and Current Reports on Form 8-K. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. You are cautioned not to unduly rely on such forward- looking statements when evaluating the information presented in this press release.

Contact:

Mike Catelani

President, COO & CFO

mcatelani@anixa.com

408-708-9808